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                                                                  Exhibit 99.4


                           WAIVER OF APPRAISAL RIGHTS
                               BY STOCKHOLDERS OF
                             EGGROCK PARTNERS, INC.

         WHEREAS, the undersigned ("Stockholder") is a holder of non-voting common stock, par value $.01 per share, of Eggrock Partners, Inc., a Delaware corporation ("Eggrock").

         WHEREAS, Eggrock has entered into the Agreement and Plan of Merger by and among Breakaway Solutions, Inc. ("Breakaway"), Benedict Acquisition Corp. ("Benedict") and Eggrock, dated as of January 26, 2000 (the "Merger Agreement") pursuant to which Benedict will merge with and into Eggrock (the "Merger").

         WHEREAS, Section 262 of the Delaware General Corporation Law ("Section 262") grants appraisal rights to Stockholders of Eggrock and provides that Stockholder may demand in writing that Eggrock pay the fair value for his or her shares.

         WHEREAS, Stockholder is in receipt of a copy the consent solicitation statement/prospectus relating to the Merger, dated as of March 10, 2000 and has had an reasonable opportunity to ask questions about the Merger of representatives of the Company and Breakaway.

         WHEREAS, in order to induce Breakaway and Benedict to consummate the Merger sooner than they would otherwise be required to do under the Merger Agreement, the undersigned Stockholder desires to waive his or her appraisal rights pursuant to Section 262.

         NOW, THEREBY, the undersigned Stockholder hereby waives his or her rights to demand an appraisal of his or her shares of capital stock pursuant to Section 262 in connection with the Merger and agrees not to demand the appraisal of such shares. The undersigned stockholder acknowledges (i) receipt of the consent solicitation statement/prospectus dated as of March 10, 2000 relating to, among other things, the Merger, Eggrock, Eggrock's prospects, Breakaway and the consideration Stockholder will receive as a result of the Merger, and which constitutes notice that appraisal rights under Section 262 are available for his or her shares of capital stock and includes a copy of Section 262 and (ii) that Breakaway and Benedict will rely on this waiver in deciding whether to consummate the Merger sooner than they would otherwise be required to do under the Merger Agreement.

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         IN WITNESS WHEREOF, the undersigned has duly executed this Waiver as of the date set forth below.

--------------------------                          ---------------------------
Date:                                               Name:


                                                    Number of Share of
                                                    Common Stock of
                                                    Eggrock Partners,
                                                    Inc.:
                                                          --------------------